Exhibit 14


                                   Exhibit 14

                       LOTTERY & WAGERING SOLUTIONS, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS
                           FOR DIRECTORS AND OFFICERS

I.     INTRODUCTION

     This Code of Business Conduct and Ethics ("Code") embodies the commitment of Lottery & Wagering Solutions, Inc. and its subsidiaries (collectively, "LWS") to conduct its business with the highest ethical standards and in accordance with all applicable laws, rules and regulations of the countries in which LWS engages in business. All members of the Board of Directors and all officers (including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) are expected to adhere to the principles and procedures set forth in this Code.

II.     HONESTY

      Each director and officer owes a duty to LWS to act with integrity, which requires, among other things, being honest and candid.

III.     CORPORATE OPPORTUNITIES

     Each director and officer owes a duty to LWS to advance LWS' legitimate business interests when the opportunity to do so arises. Each director and officer is prohibited from taking for himself or directing to a third party a business opportunity that is discovered through the use of LWS' corporate property, information, or position, unless LWS has already been offered and declined the opportunity and consents to the director or officer availing himself of such opportunity. More generally, directors and officers are prohibited from using corporate property, information, or position for personal gain to the exclusion of LWS and from competing with LWS.

IV.     CONFLICTS OF INTEREST

     A "conflict of interest" occurs when an individual's private interest interferes in any way with the interests of LWS. A conflict of interest can arise when a director or officer takes actions or has interests that may make it difficult to perform his LWS work objectively and effectively. In particular, a director or officer must never use or attempt to use his position at LWS to obtain any improper personal benefit, including loans or guarantees of obligations from any person or entity, for himself, for his family members, or for any other person. Any circumstances which could result in conflicts of interest or the appearance of a conflict of interest should be avoided whenever possible, and any potential conflict of interest should be communicated immediately to the Board of Directors.

V.     CONFIDENTIALITY

     In carrying out LWS' business, directors and officers must maintain the confidentiality of all confidential or proprietary information entrusted to them by LWS or its customers, except when disclosure is authorized by LWS, or required by law.

VI.     COMMUNICATIONS

     Information provided by directors and officers to LWS must be full, fair, accurate, timely, and understandable.

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VII.     INFLUENCING AUDITORS

     No director or officer shall take any action to fraudulently influence, coerce, manipulate, or mislead the independent auditors of LWS.

VIII.     FAIR DEALING

     Each director and officer should endeavor to deal fairly with LWS' employees, customers, service providers, suppliers, and competitors. No director or officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

IX.     PROTECTION AND PROPER USE OF COMPANY ASSETS

     All directors and officers should protect LWS' assets and help ensure their efficient use. All LWS assets should be used for legitimate business purposes only.

X.     COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     General Compliance. It is LWS' policy to comply with all applicable laws, rules and regulations in the countries in which LWS engages in business. It is the personal responsibility of each director and officer to adhere to the standards and restrictions imposed by those laws, rules and regulations.

Insider Trading. It is both illegal and against LWS policy for any director or officer who is aware of material non-public information relating to LWS, or acquired on a confidential basis in the course of LWS' business concerning another issuer, to buy, sell, or otherwise speculate in any securities of those issuers, or recommend that another person, buy, sell, hold, or otherwise speculate in the securities of those issuers.

All senior officers shall:

     A. Be familiar and comply with LWS' disclosure controls and procedures and internal controls over financial reporting to the extent relevant to his area of responsibility, so that LWS' reports, and other documents filed, or submitted or furnished to the Securities and Exchange Commission ("SEC") comply in all material respects with applicable federal securities laws and SEC rules and regulations;

     B. Provide full, fair, accurate, timely, and understandable disclosures in reports and documents that are filed with, or submitted or furnished to the SEC and other governmental agencies and in other public communications;

     C. Provide full, fair, accurate, timely, and understandable information, without misrepresenting or causing others to misrepresent, material facts about LWS to LWS' independent auditors; and

     D. Comply with laws, rules and regulations of national, state, provincial, and local governments and other appropriate regulatory agencies and self-regulatory bodies.

XI. AMENDMENTS AND WAIVERS OF THIS CODE

     From time to time, LWS may amend or waive certain provisions of this Code. Amendments and waivers may be made only by the Board of Directors.

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XII. COMPLIANCE WITH THIS CODE AND REPORTING

     Directors and officers should strive to identify and raise potential issues before they become problems and should ask about the application of this Code whenever in doubt. Any director or officer who becomes aware of any existing or potential violation of this Code shall promptly notify LWS' General Counsel. LWS will take such disciplinary or preventive actions as it deems appropriate to address any existing or potential violation of this Code brought to its attention, including notifying the appropriate enforcement authorities in the event of criminal or other violations of law. If any provision of this Code is not permitted by the local laws of a country in which LWS engages in business, LWS' General Counsel should be consulted. LWS will not tolerate retaliation for reports of violations of this Code made in good faith.

     Any questions relating to how these policies should be interpreted or applied should be addressed to LWS' General Counsel.





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